Exhibit 99(c)(2)

CONFIDENTIAL

March 1, 2016

The Board of Directors

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, FL 32963

Dear Members of the Board:

We understand that ARMOUR Residential REIT, Inc., a Maryland corporation (“Buyer”), JMI Acquisition Corporation, a Maryland corporation and wholly owned subsidiary of Buyer (“Merger Sub”), and JAVELIN Mortgage Investment Corp., a Maryland corporation (“Target”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Buyer will acquire Target (the “Transaction”).  Pursuant to the Agreement, Buyer will cause Merger Sub to commence a tender offer (the “Offer”) to purchase any and all of the outstanding shares of common stock of Target, par value $0.001 per share (the “Common Stock”), at a price in cash per share of Common Stock equal to 87% of the book value per share of the Common Stock (“BVPS”), as of 5:00 P.M. New York City time on the date that is ten business days prior to the expiration of the Offer (the “Consideration”).  The BVPS will be calculated by Target, subject to the review and approval of the special committee of the board of directors of Target, using the inputs and making the adjustments as set forth in the Agreement, as to which we express no opinion.  The Agreement further provides that, following the consummation of the Offer, Merger Sub will be merged with and into Target (the “Merger”) and each then outstanding share of Common Stock not acquired in the Offer, other than any shares of Common Stock owned by Buyer, Merger Sub or any subsidiary of Buyer, Merger Sub or Target, will be automatically converted into the right to receive cash in an amount equal to the Consideration.  The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Buyer of the Consideration to be paid by Buyer in the Transaction.

In connection with this opinion, we have:

(i)

Reviewed the financial terms and conditions of a draft, dated February 29, 2016, of the Agreement;

(ii)

Reviewed certain publicly available historical business and financial information relating to Target;

(iii)

Reviewed various financial forecasts and other data provided to us by management of Target relating to the business of Target, as adjusted by management of Buyer to reflect synergies anticipated by the management of Buyer to be realized from the Transaction;

(iv)

Held discussions with members of the senior management of Target and Buyer with respect to the business and prospects of Target, including discussions with management of Buyer with respect to the synergies anticipated by the management of Buyer to be realized from the Transaction;

(v)

Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Target;

(vi)

Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be comparable in certain respects to the business of Target;

(vii)

Reviewed historical stock prices and trading volumes of the Common Stock; and

(viii)

Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information.  We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Target (including the securities owned by Target) or concerning the solvency or fair value of Target, and we have not been furnished with any such valuation or appraisal.  We have relied, with your consent, on the assessments of management of Buyer with respect to the book value of the securities owned by Target.  At the direction of Buyer, for purposes of our analyses in connection with this opinion, we have utilized the financial forecasts with respect to Target as adjusted by management of Buyer to reflect synergies anticipated by the management of Buyer to be realized from the Transaction.  With respect to such financial

The Board of Directors

ARMOUR Residential REIT, Inc.

March 1, 2016

forecasts, we have assumed, with the consent of Buyer, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Target and the synergies to be realized from the Transaction.  In addition, we have assumed, with the consent of Buyer, that such financial forecasts will be realized in the amounts and at the times contemplated thereby.  We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions, including the book value of the securities owned by Target, as in effect on, and the information made available to us as of, the date hereof.  We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.  In rendering our opinion, we have assumed, with the consent of Buyer, that the BVPS as of 5:00 P.M. New York City time on the date that is ten business days prior to the expiration of the Offer will not deviate from the BVPS as of 5:00 P.M. New York City time on the date hereof in any respect that is material to our analysis in connection with this opinion.  We do not express any opinion as to the price at which shares of Common Stock or shares of common stock of Buyer may trade or the book values of any securities owned by Target, in each case, at any time subsequent to the announcement of the Transaction.  Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Buyer might engage or the merits of the underlying decision by Buyer to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Buyer, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions.  Representatives of Buyer have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects.  We also have assumed, with the consent of Buyer, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Buyer, Target or the Transaction.  We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Buyer obtained such advice as it deemed necessary from qualified professionals.  We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction.  In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Buyer in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Transaction.  In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Buyer, Target and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Buyer, Target and certain of their respective affiliates.  The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are solely for the benefit of the Board of Directors of Buyer (in its capacity as such) and our opinion is rendered to the Board of Directors of Buyer in connection with its evaluation of the Transaction.  Our engagement and opinion are not on behalf of, and are not intended to confer rights or remedies upon, any stockholders of Buyer or Target or any other person and may not be disclosed or otherwise referred to, nor may our opinion be used or relied upon by any third party for any purpose, without our prior written consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Buyer in the Transaction is fair, from a financial point of view, to Buyer.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Alan F. Riffkin
Alan F. Riffkin
Managing Director